Exhibit 6.22

PROMISSORY NOTE EXTENSION AGREEMENT

This Promissory Note Extension Agreement, hereinafter referred to as the “Extension Agreement,” entered into effective as of November 9, 2020 by and between Smart Decision, Inc., a Wyoming corporation (the “Maker”), and Eric Gutmann or his successors or assigns (the “Holder”).

WHEREAS, the Maker has issued to the Holder on October 29, 2017 a Promissory Note in the principal amount of One Thousand Two Hundred Dollars ($1,200), as extended, hereinafter referred to as the “Note”. The Note was due and payable on November 9, 2020.

WHEREAS, Maker and Holder desire to enter into this Extension Agreement in order to extend the date when all the outstanding principal and accrued and unpaid interest is due and payable to November 9, 2021.

NOW, THEREFORE, it is duly agreed by both Maker and Holder to extend the due date of the Note to November 9, 2021.

All other provisions of the original Note shall prevail unless otherwise written.

IN WITNESS WHEREOF, the undersigned Maker and Holder have duly executed this Extension Agreement, extending the due date of the Note effective as of the day and year first written above.

MAKER:

SMART DECISION, INC.

By: /s/ Adam Green
Name: Adam Green
Title: Chief Executive Officer

HOLDER:

By: /s/ Eric Gutmann Name: Eric Gutmann